CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Partners Group Private Equity Fund, LLC (formerly known as Partners Group Private Equity (Master Fund), LLC) of our report dated May 30, 2025, relating to the consolidated financial statements and financial highlights of Partners Group Private Equity Fund, LLC (formerly known as Partners Group Private Equity (Master Fund), LLC), which appears in Partners Group Private Equity Fund, LLC (formerly known as Partners Group Private Equity (Master Fund), LLC)’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2025. We also consent to the references to us under the headings “Financial Highlights” and “Independent registered public accounting firm; legal counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

December 29, 2025